Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 22, 2014 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Blount International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

PRICEWATERHOUSECOOPERS LLP
Portland, Oregon
October 31, 2014